EXHIBIT 10.1

American Science and Engineering, Inc.

2014 Change in Control & Severance Benefit Agreement

This SEVERANCE BENEFIT & CHANGE IN CONTROL Agreement (the “Agreement”) is entered into on April 1, 2014 between American Science and Engineering, Inc. (the “Company” or the “Employer,” either of which term shall include any successor by merger, consolidation, sale of substantially all of the Company’s assets or otherwise) and                          (“Executive”) to be effective on April 1, 2014 (the “Effective Date”).

1.                                      Purpose of this Agreement.  The Company hereby agrees to provide severance and change in control benefits to Executive on the terms and conditions set forth in this Agreement.  These benefits are in lieu of any benefits that would otherwise be payable to Executive under the severance pay plan, if any, maintained by the Company for the benefit of senior executives or other Company employees, or by statute.  This severance agreement does not represent an employment contract for any definite term or period, which means that either Executive or the Company can terminate Executive’s employment at any time, for any reason or no reason, and with or without notice.

2.                                      Term of Agreement.  The Agreement shall become effective on the Effective Date and shall terminate on March 31, 2015, other than as specified in this section and Section 9 hereof; provided that this Agreement shall automatically be extended for successive one year terms unless the Compensation Committee of the Board provides Executive with written notice to the contrary at least 30 days before the date the Agreement would otherwise be so extended.  Such notice, in the sole discretion of the Compensation Committee, may provide that the term will not be extended in the future, and/or that there shall be no further automatic extensions of the term.  Nonextension of the Agreement does not terminate Executive’s employment nor entitle him or her to any payments under this Agreement, nor are any such payments due on a termination of employment or resignation for Good Reason that occurs after the term of this Agreement. The Compensation Committee may not provide a notice of nonextension during a Pending Change in Control (as defined in Section 4(a).

3.                                      Definitions. The following terms as used in this Agreement shall have the following meanings:

(a)                                 “Affected Award” means each Stock-Based or Cash-Based Award held by Executive immediately prior to a Change in Control Qualifying Termination, other than Cash-Based Awards being used on an annual basis in place of an annual bonus described in Section 4(b)(i)(2) or incorporated into Section 5(i), as applicable.

(b)                                 “Affiliate” means any business entity in which the Company holds, directly or indirectly, an equity, profits, or voting interest of 30% or more, and includes any subsidiary.

(c)                                  “Base Salary” means the highest annual rate of base salary payable to Executive by the Company during the one-year period ending on Executive’s Date of Termination or, if higher and in connection with a Change in Control Qualifying Termination, the highest annual rate of base salary payable to Executive by the Company during the one-year period ending on the Change in Control.

(d)                                 “Board” means the Board of Directors of the Company.

(e)                                  “Cause” means, for purposes of this Agreement, as determined by the Board in its reasonable judgment: (i) Executive’s material failure to perform (other than by reason of disability), or material negligence in the performance of, his or her duties and responsibilities to the Company or any of its Affiliates; (ii) material breach by Executive of any provision of this Agreement or any other agreement with the Company or any of its Affiliates; (iii) other conduct by Executive that is reasonably likely to be materially harmful to the business, interests or reputation of the Company or any of its Affiliates; (iv) fraud, embezzlement or other material dishonesty by Executive with respect to the Company or any of its Affiliates; (v) Executive’s conviction of, or pleading guilty or no contest to, any felony or other crime involving moral turpitude; or (vi) a breach of any confidentiality/non-competition/ non-solicitation agreement. With respect to a breach of (i), (ii), or (iii), Executive shall be given 30 days, after written notice of such breach, to cure a breach to the reasonable satisfaction of the Company.

(f)                                   “Change in Control” or “Change in Control of the Company” shall mean the occurrence hereafter of any of the following:

(i)                                     Any Person, other than the Company or an Affiliate, becomes a beneficial owner (within the meaning of Rule 13d-3, as amended, as promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, in one or a series of transactions, of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities;

(ii)                                  The consummation of a merger or consolidation of the Company with any other Person, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii)                               The closing of a sale or other disposition by the Company of all or substantially all of the assets of the Company; or

(iv)                              Individuals who constitute the Board of Directors on the date hereof (“Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any individual who becomes a member of the Board subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors;

provided, in each case, that such event also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) if necessary to avoid the imposition of additional taxes under Section 409A (as defined below).

(g)                                  “Change in Control Qualifying Termination” means a termination of employment if, during the period of 24 months following a Change in Control either the employment of Executive is terminated by the Employer for any reason other than for Cause or Executive terminates his or her employment with the Employer for “Good Reason” (as defined in Section 3(l) below).

(h)                                 “Client” means any Person who is, or within the preceding 12 months was, a client, customer or portfolio company of the Company or any of its Affiliates.

(i)                                     “Code” means the Internal Revenue Code.

(j)                                    “Company” means American Science & Engineering, Inc.

(k)                                 “Date of Termination” means the date on which Executive’s employment terminates.

(l)                                     “Good Reason” means (i) any action by the Company which results in a material adverse change in Executive’s reporting relationship, authority, duties or responsibilities; provided, however, that a sale or transfer of less than all or substantially all of the business of the Company or any of its subsidiaries or other reduction of less than all or substantially all of its business or that of its subsidiaries, or the fact that the Company has become a subsidiary of another company or that the securities of the Company are no longer publicly traded, shall not be taken into account when determining whether a material adverse change in Executive’s authority, duties or responsibilities has occurred; (ii) any material reduction in Executive’s Base Salary or any materially adverse change in the amount of Executive’s annual bonus opportunity (where a “material reduction” or “materially adverse change” would be a reduction of the relevant compensation by 10% or more); or (iii) the Company requires Executive to be based at any office or location that is more than 25 miles distant from Executive’s base office or work location immediately prior to relocation, except if such new location is closer to Executive’s residence at the time such requirement is imposed.  Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless (x) Executive gives the Company the notice of termination no more than 90 days after the initial existence of such event or circumstance, (y) such event or circumstance has not been fully corrected within 30 days of the Company’s receipt of such notice and (z) the Date of Termination occurs within 30 days following the end of the correction period if the Good Reason has not been corrected.

(m)                             “Non-Competition Period” means the period while Executive is employed by the Company and for one year after Executive’s employment terminates.

(n)                                 “Outstanding Company Common Stock” means the outstanding shares of common stock of the Company.

(o)                                 “Outstanding Company Voting Securities” means the outstanding voting securities of the Company entitled to vote generally in the election of directors.

(p)                                 “Person” means any individual, entity or other person, including a group within the meaning of Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934.

(q)                                 “Qualifying Termination” means either (a) a termination of Executive’s employment by the Employer for any reason other than for Cause or (b) the Executive terminates his or her employment with the Employer for “Good Reason” (as defined in Section 3(l) above).

(r)                                    “Short Term Incentive” means payments made pursuant to the Company’s short-term incentive plan.

(s)                                   “Stock-Based or Cash-Based Award” means any option, stock appreciation right, restricted stock, restricted stock unit, or cash-based award granted by the Company to Executive pursuant to the Company’s 2005 Equity & Incentive Plan or any successor plan or agreement, or any other Company equity compensation plan or agreement in which Executive participated.

4.                                      Change in Control Severance Benefits.

(a)                                 Executive agrees that once any Person other than the Company, a direct or indirect subsidiary of the Company, or an employee benefit plan of the Company or any such subsidiary begins a tender or exchange offer or a solicitation of proxies from the Company’s security holders or takes other actions to effect a “Change in Control,” as hereinafter defined, Executive will not voluntarily terminate his or her employment with the Company (or its Affiliates) until such Person has abandoned or terminated such efforts to effect a Change in Control or until a Change in Control has occurred (the period after the potential Change in Control begins and before it is abandoned, terminated, or completed being the “Pending Change in Control”).  In the event that Executive terminates his or her employment (with or without Good Reason) during the period described in the preceding sentence and prior to the Change in Control, he/she will not be entitled to any payments or benefits under this Agreement, other than those described in Section 4(b)(i).

(b)                                 In the case of a Change in Control Qualifying Termination, Executive shall receive the following payments and benefits, subject to the limitation set forth in Section 6:

(i)  Accrued Compensation.  The Company shall pay to Executive in a single lump sum, within 10 days following the Date of Termination (or such earlier date as required by law), the sum of (1) all salary and commissions earned by Executive as of the Date of Termination but not yet paid and (2) Executive’s accrued but unpaid bonuses and accrued but unused vacation earned through the Date of Termination. The foregoing amounts are referred to as “Accrued Compensation.”  In addition, the Company shall pay to Executive in cash within five business days of the Date of Termination, reimbursement for any unpaid, valid business expenses that are approvable in accordance with Company policy and that have been submitted by the Date of Termination (and shall pay any valid business expenses timely submitted after such date in accordance with Company policy).

(ii)  Severance Pay.  The Company shall pay to Executive in a single lump sum an amount equal to two times the sum of Executive’s annualized Base Salary plus the target Short Term Incentive amount.  Subject to any delay under Section 10, payment will be made in the first payroll after the Release Effective Date (as defined below).

(iii)  COBRA Premiums.  If and while Executive is eligible for and elects COBRA coverage, the Company shall pay 100% of the premium for COBRA coverage for Executive, Executive’s spouse and his or her qualifying dependents, until the shorter of 18 months following the Date of Termination or the date COBRA eligibility ends, as such premiums become due, provided that the Company’s payment for COBRA coverage shall only apply if and while permitted under applicable tax laws as nondiscriminatory.

(iv)  Stock-Based and Cash-Based Awards.

(1)                                 To the extent not already vested and exercisable, each Affected Award shall become fully vested and exercisable upon the occurrence of the Change in Control Qualifying Termination, subject to compliance, if necessary, with Section 409A (as defined below).  In the event Executive holds an Affected Award requiring exercise, the Company shall give

Executive adequate notice and opportunity to exercise the Affected Award.  Notwithstanding the foregoing, to the extent permitted by the equity plan under which an Affected Award was granted, nothing in this Agreement shall preclude the Company from accelerating the vesting and exercisability of any or all Affected Awards to an earlier period, and terminating unexercised awards as provided under the equity plan.

(2)                                 Notwithstanding the provisions of this Section 4 to the contrary, if an Affected Award held by Executive is not assumed or replaced, or to be assumed or replaced, upon a Change in Control, each Affected Award held by such Executive, whether or not he or she has experienced a Qualifying Termination, shall become fully vested and, where applicable, exercisable, effective immediately prior to the Change in Control.

(v) Additional Discretionary Payments.  The Company may make an additional cash or stock settlement at the sole discretion of the Board.

5.                                      Severance Benefits.

In the case of a Qualifying Termination that is not a Change in Control Qualifying Termination, Executive shall receive the following payments and benefits, subject to the limitation set forth in Section 6:

(i)  Accrued Compensation.  The Company shall pay to Executive in a single lump sum, within 10 days following the Date of Termination (or such earlier date as required by law) the Accrued Compensation and shall deal with expense reimbursements as provided in Section 4(b)(i).

(ii)  Severance Pay.  The Company shall pay to Executive in a single lump sum an amount equal to one times the Executive’s annualized Base Salary.  Subject to any delay under Section 10, payment will be made in the first payroll after the Release Effective Date.

(iii)  COBRA Premiums.  The Company shall provide paid COBRA coverage as set forth in Section 4(b)(iii), for a maximum of 12 months.

6.                                      Limitation on Payments.  If any payments pursuant to the Agreement would be subject to tax under Section 4999 of the Internal Revenue Code (the “ Payments”), then Executive shall receive either (i) the full Payments or (ii) such lesser amount of the Payments as would yield the greatest net amount to Executive on an after-tax basis (applying the then highest aggregate marginal tax rates and Section 4999).  If a reduction of the Payments is required pursuant to subpart (ii), then the Payment will be reduced in the following order: (i) any vesting of equity awards where the equity awards will, after the Change in Control, not be for publicly-traded stock nor cashed out in the Change in Control, (ii) any taxable benefits, (iii) any cash payments (including any cash payments by reason of equity awards cashed out by reason of the Change in Control when and if those payments are counted for purposes of Section 4999), (iv) any nontaxable benefits, and (v) any vesting of equity awards that will either be cashed out in the Change in Control or be equity awards with respect to publicly traded stock, in each case in clauses (i) through (v) in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the reduced Payment.  The Company may elect to contest at its expense any initial IRS determination with respect to an Executive.  Executive shall cooperate reasonably with the Company in any effort by the Company to contest an IRS determination under this paragraph, including by the making of such filings and appeals as the Company may reasonably require, but nothing herein shall be construed as requiring Executive to bear any cost or expense of such a contest or in connection therewith to compromise any tax item (including without limitation any deduction or credit) other than the Section 4999 tax and related interest and penalties, if any, that are the subject of the contested IRS determination.  In the event of any underpayment or overpayment under this Agreement, as determined by the nationally recognized accounting firm, the amount of such underpayment or overpayment shall be promptly paid to Executive or refunded to the Company, as the case may be, with interest at 120% of the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code.

All tax determinations under this Section 6 shall be made at the Company’s expense by a nationally recognized accounting firm selected by the Company in its reasonable discretion.  Any good faith determinations of this accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

7.                                      Noncompetition.  During the Non-Competition Period, Executive shall not, directly or indirectly, whether as owner, partner, investor (nothing contained in this Agreement, however, shall prevent Executive from passive ownership of two percent or less of the voting stock of any publicly traded company (other than the Company)), consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates within the United States or in any country in which the Company or any of its Affiliates is then doing business. Specifically, but without limiting the foregoing,

Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during Executive’s employment. Executive further agrees that while Executive is employed by the Company and during the Non-Competition Period, Executive will not hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates.

8.                                      Payment Obligations Absolute.  Upon a Change in Control Qualifying Termination or a Qualifying Termination, the Company’s obligations to pay the benefits described in Section 4 or 5 as applicable shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any Affiliate may have against any Executive.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of the Agreement, and in no event shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer.

9.                                      Amendment; Survival.  This Agreement may be amended or modified only by a written instrument signed by Executive and by a expressly authorized representative of the Company.  The provisions of Section 7 will survive any termination or nonextension of this Agreement.  The Company may not terminate this Agreement within two years following a Change in Control or provide a notice of nonrenewal effective within such two years, other than a termination or notice of nonrenewal following a cessation of employment that is not a Change in Control Qualifying Termination.

10.                               Withholding; Section 409A.  All payments and benefits hereunder shall be subject to reduction for applicable tax withholdings.  If and to the extent any portion of any payment, compensation or other benefit provided to Executive in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and Executive is a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination Executive hereby agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of Executive’s “separation from service” (as determined under Section 409A) or (ii) the tenth day following the date of Executive’s death following such separation from service (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of separation from service and the New Payment Date shall be paid to Executive in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.  This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be construed in accordance therewith.  Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.  In any event, the Company makes no representations or warranty and will have no liability to Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

11.                               Legal Fees.  The Company agrees to pay all costs and expenses (including without limitation fees and expenses of counsel) incurred by the Executive in connection with efforts to enforce his or her rights under this Agreement to the extent that the Executive prevails on any material issue raised in such action.

12.                               Source of Payment.  Nothing herein shall be construed as establishing a trust or as requiring the Company to set aside funds to meet its obligations hereunder.  Notwithstanding the foregoing, if the Board in its discretion so determines, the Company may establish a so-called “rabbi trust” or similar arrangement to assist it in meeting any such obligations that it may have.

13.                               Required Release.  The Company’s obligation to provide severance pay and other benefits under this Agreement, however, is subject (a) to Executive’s signing a release of claims in favor of the Company in the form to be provided by the Company that becomes enforceable within 60 days (or such shorter period as the Company specifies) following the Date of Termination (the “Release”); and (b) to Executive’s meeting in full his or her obligations under any other agreements in effect between Executive and the Company.  The “Release Effective Date” is the date the Release becomes enforceable, provided that if the 60 day period for providing an enforceable Release extends into a calendar year subsequent to the year containing the Date of Termination, the Release Effective Date will be no earlier than the first business day of such subsequent year.  The Executive must also acknowledge his or her continuing responsibility to honor any non-compete and non-solicitation obligations previously undertaken by Executive for a period of one year from the Termination Date or such other period as the obligations specify.

14.                               Nondisparagement.  Executive agrees to not make any oral or written communication to any person or entity which has the effect of damaging the reputation of, or otherwise working in any way to the detriment of, the Company, its officers, directors or management other than as required by law or in performance of his or her duties to the Company (such as in a performance review).

15.                               Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Executive at his or her last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the President, or to such other address as either party may specify by notice to the other actually received.

16.                               Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Executive’s severance from employment with the Company and its Affiliates, including, as of the Effective Date, the prior terms of Executive’s Change in Control & Severance Benefit Agreement with the Company.

17.                               Severability.  Each provision of this Agreement shall be considered severable such that if any one provision or clause conflicts with existing or future applicable law, or may not be given full effect because of such law, this shall not affect any other provision of the Agreement which, consistent with such law, shall remain in full force and effect.  All surviving clauses shall be construed so as to effectuate the purpose and intent of the parties.

18.                               Headings.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

19.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

20.                               Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles.

Signatures on Following Page

EXECUTIVE	AMERICAN SCIENCE AND ENGINEERING, INC.

By
Name:
Title: